Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Harris Insight Funds Trust:

In planning and performing our audits of the financial statements of the Harris Insight Government Money Market
Fund, Harris Insight Money Market Fund, Harris Insight Tax-
Exempt Money Market Fund, Harris Insight Equity Fund,
Harris Insight Short/Intermediate Bond Fund, Harris Insight
Tax-Exempt Bond Fund, Harris Insight Intermediate Tax-
Exempt Bond Fund, Harris Insight Index Fund, Harris Insight
Small- Cap Opportunity Fund, Harris Insight Core Equity
Fund, Harris Insight International Fund, Harris Insight
Bond Fund, Harris Insight Balanced Fund, Harris Insight
Small-Cap Value Fund, Harris Insight Intermediate
Government Bond Fund, Harris Insight Emerging Markets Fund,
Harris Insight Small-Cap Growth Fund, Harris Insight High
Yield Bond Fund, Harris Insight Ultra Short Duration Bond
Fund, nineteen of the funds constituting the Harris Insight
Funds Trust (the Funds), as of and for the year ended
December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with U.S. generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting
Oversight Board (United States). However, we noted the following matter involving internal control over financial reporting and its operation that we consider to be a material weakness as defined above. This condition was considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of the Funds for the year ended
December 31, 2005, and this report does not affect our report thereon dated February 22, 2006. The Funds had contracted with certain affiliated principal service providers that were not staffed appropriately and did not effectively execute all policies and procedures related to the regulatory compliance monitoring process such that conditions of noncompliance that could have had a material effect on the financial statements of the Funds for the year ended December 31, 2005 may not have been reflected in those financial statements. Management has informed us that in order to improve this condition, the Board of Trustees of the Funds has, among other steps, appointed certain new officers of the Funds. The executive officers, jointly with the Funds' Chief Compliance Officer, are implementing policies and procedures and monitoring the actions of these principal service providers to improve the regulatory compliance monitoring process and the overall control environment of the Funds. Their review of the adequacy of such actions is ongoing.

This report is intended solely for the information and use of management and the Board of Trustees of the Harris
Insight Funds Trust and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP


February 22, 2006
Philadelphia, Pennsylvania